EXHIBIT 99.1

Investors
Brod & Schaffer
(800) 987-8256
ir@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS FISCAL YEAR 2006
SECOND QUARTER RESULTS

TUSTIN, Calif., December 9 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a biopharmaceutical company with a portfolio of innovative, clinical stage product candidates for viral diseases and cancer, today announced financial results for the second quarter of fiscal year 2006 ended October 31, 2005. The company reported a consolidated net loss of $4,571,000, or $0.03 per basic and diluted share, compared to $3,638,000, or $0.03 per basic and diluted share, for the prior year period.

Total revenues for the current quarter were $556,000, of which $533,000 were attributable to Avid Bioservices, the company’s wholly owned contract manufacturing subsidiary. This compared to total revenues of $2,183,000 for the comparable quarter last year.

“During the quarter, we made significant progress in advancing our Tarvacin™ Anti-Cancer and Tarvacin Anti-Viral programs,” said Steven King, president and CEO of Peregrine. “We expect to build upon this momentum and accelerate our activities to further these key clinical programs in 2006.”

Total costs and expenses decreased $643,000 to $5,242,000 for the 2006 second quarter from $5,885,000 for the same quarter last year, primarily reflecting a decrease in cost of sales associated with Avid Bioservices. This decrease was offset by an increase in research and development expenses of $240,000 to $3,244,000 combined with an increase in selling, general and administrative expenses of $233,000 to $1,570,000 in the second quarter.

At October 31, 2005, the company had $11,902,000 in cash and cash equivalents, compared to $9,816,000 at fiscal year end April 30, 2005. Subsequent to the second quarter, the company raised $6,720,000 in November with the completion of a private placement of 8.0 million shares of common stock.

“As part of our plans to expedite our development activities, Avid focused much of its efforts this quarter on the scale-up and manufacturing of Peregrine’s lead products that were scheduled in the production queue,” said Steven King, president and CEO of Peregrine. “Going forward, our long-term operating results are expected to benefit from two recently announced customer contract wins.”

--more--

Update on Tarvacin™ Program

Tarvacin Anti-Viral

The Tarvacin Anti-Viral Phase I hepatitis C virus (HCV) trial is proceeding according to plan, with initial safety data results expected in the first quarter of calendar year 2006. Overall results from the trial are expected in the third quarter of 2006. The company also plans to conduct two additional HCV trials in 2006: a repeat dose trial and a combination therapy trial with a standard of care drug, such as ribavirin. Peregrine is also evaluating the potential of Tarvacin in preclinical models for the treatment of several viral infections including seasonal and pandemic influenza, cytomegalovirus and HIV and plans to initiate trials in one to two additional anti-viral indications during 2006 pending positive results from preclinical studies. To advance these preclinical and clinical programs, the company has established collaborations with private contract laboratories as well as a number of federal government agencies, including the National Institute of Allergy and Infectious Diseases and the Department of Defense. The Tarvacin Anti-Viral program will also benefit from the addition of three new members to the company’s Scientific Resource Board who are leading experts in their fields and will help advance additional indications for Tarvacin Anti-Viral.

Tarvacin Anti-Cancer

Patient enrollment is now ongoing for the Phase I trial of Tarvacin Anti-Cancer at five clinical sites, including the M.D. Anderson Cancer Center. Peregrine expects this trial to be completed by the end of calendar year 2006. The company is evaluating options to expand the Tarvacin Anti-Cancer studies to additional sites to facilitate enrollment. As part of this effort to accelerate clinical development, Peregrine is exploring initiating studies outside the U.S. in 2006. Safety data from these studies will be used to support rapid transition into efficacy trials for both monotherapy as well as combination therapy with chemotherapeutic agents and/or radiation.

In November, the University of Texas Southwestern Medical Center at Dallas secured financing from the U.S. Department of Defense to conduct preclinical studies of Tarvacin Anti-Cancer in combination with chemotherapy agents for the treatment of prostate cancer. Results from these studies are expected to contribute to the design of additional clinical trials.

Update on Cotara® Program

The company is continuing the Cotara study in patients with recurrent brain cancer through its collaboration with the New Approaches to Brain Tumor Therapy (NABTT) Consortium. The company expects to complete patient treatment in 2006 and has begun planning for a follow-on study to treat additional patients.

--more--

Conference Call:

The company will host a conference call on Friday, December 9, 2005 at 11:00 a.m. ET/ 8:00 a.m. PT to discuss its second quarter results. Interested parties may listen to the live teleconference by dialing 1-800-860-2442. A telephonic replay of the conference call will also be available through December 16, 2005, by calling 1-877-344-7529 and entering passcode 382933#.

To listen to a live broadcast of the call over the Internet, please visit: http://www.peregrineinc.com. The broadcast will be archived on Peregrine’s website for 30 days.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and viral diseases. The company is pursuing three separate clinical trials in cancer and anti-viral indications with its lead product candidates Tarvacin™ and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical including statements regarding Peregrine Pharmaceutical’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, including, but not limited to, the following uncertainties: that safety and efficacy studies in the Phase I clinical cancer study may not correlate to safety and efficacy data from the preclinical animal models, the timing of enrolling all patients In any clinical trial, that preclinical binding studies of Tarvacin™ against various enveloped viruses may prove to be ineffective during clinical testing, the timing for initiating any new studies, and increased manufacturing activity at Avid Bioservices, Inc. due to the signing of a new contracts and the profitability of such contracts. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing and the outcomes of preclinical and clinical trials for our technologies; slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials and no revenue has been generated from commercial product sales; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; complying with governmental regulations applicable to our business; consummating collaborative arrangements with corporate partners for product development; and achieving milestones under collaborative arrangements with corporate partners. Our business could be affected by all of the foregoing and a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2005. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake, to update or revise any forward-looking statements in this press release.

--tables to follow--

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	October 31, 2005	October 31, 2004	October 31, 2005	October 31, 2004
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$533,000	$2,164,000	$722,000	$2,649,000
License revenue	23,000	19,000	42,000	38,000
Total revenues	556,000	2,183,000	764,000	2,687,000

COSTS AND EXPENSES:
Cost of contract manufacturing	428,000	1,544,000	732,000	1,992,000
Research and development	3,244,000	3,004,000	6,036,000	5,574,000
Selling, general and administrative	1,570,000	1,337,000	3,087,000	2,304,000
Total costs and expenses	5,242,000	5,885,000	9,855,000	9,870,000

LOSS FROM OPERATIONS	(4,686,000)	(3,702,000)	(9,091,000)	(7,183,000)

OTHER INCOME (EXPENSE):
Interest and other income	128,000	64,000	204,000	132,000
Interest and other expense	(13,000)	–	(23,000)	–
NET LOSS	$(4,571,000)	$(3,638,000)	$(8,910,000)	$(7,051,000)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	165,925,879	141,545,829	162,980,798	141,429,201
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.03)	$(0.05)	$(0.05)

--more--

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	OCTOBER 31, 2005	APRIL 30, 2005
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,902,000	$9,816,000
Trade and other receivables, net of allowance for doubtful accounts of $72,000 (October) and $69,000 (April)	491,000	486,000
Inventories	1,487,000	627,000
Prepaid expenses and other current assets	877,000	1,197,000
Total current assets	14,757,000	12,126,000

PROPERTY:
Leasehold improvements	494,000	494,000
Laboratory equipment	3,209,000	3,029,000
Furniture, fixtures and computer equipment	684,000	647,000
	4,387,000	4,170,000
Less accumulated depreciation and amortization	(2,732,000)	(2,532,000)
Property, net	1,655,000	1,638,000

OTHER ASSETS:
Note receivable, net of allowance of $1,475,000 (October) and $1,512,000 (April)	–	–
Other	554,000	481,000
Total other assets	554,000	481,000
TOTAL ASSETS	$16,966,000	$14,245,000

--more--

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	OCTOBER 31, 2005	APRIL 30, 2005
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,161,000	$1,325,000
Accrued clinical trial site fees	61,000	8,000
Accrued legal and accounting fees	176,000	549,000
Accrued royalties and license fees	152,000	149,000
Accrued payroll and related costs	572,000	806,000
Notes payable, current portion	325,000	234,000
Other current liabilities	470,000	563,000
Deferred revenue	1,060,000	517,000
Total current liabilities	3,977,000	4,151,000

NOTES PAYABLE	474,000	434,000
DEFERRED LICENSE REVENUE	41,000	50,000
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	–	–
Common stock-$.001 par value; authorized 250,000,000 shares; outstanding - 166,032,599 (October); 152,983,460 (April)	166,000	153,000
Additional paid-in capital	191,611,000	180,011,000
Deferred stock compensation	(590,000)	(751,000)
Accumulated deficit	(178,713,000)	(169,803,000)
Total stockholders' equity	12,474,000	9,610,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,966,000	$14,245,000

####